For further information contact:
John W. Bordelon, President and CEO
(337) 237-1960

Release Date:	April 28, 2020
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2020 FIRST QUARTER RESULTS
AND DECLARES QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the first quarter of 2020. For the quarter, the Company reported net income of $1.9 million, or $0.21 per diluted common share (“diluted EPS”), compared to $6.6 million, or $0.73 diluted EPS, for the fourth quarter of 2019.

“Our year got off to a strong start with loan growth totaling $24.8 million for the first quarter of 2020,” said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank, “As the extent of the health and economic challenges resulting from COVID-19 became more apparent in March, we shifted our focus to providing payment relief to our customers most significantly impacted by the crisis and by injecting cash into our communities through the Small Business Association's ("SBA") Paycheck Protection Program ("PPP"). That focus continues today."

"During these tough times, our customers need us to be there for them," continued Bordelon. "I've been overwhelmed by the tremendous efforts of our bankers who have worked day and night to ensure our customers have access to the financial resources and tools they need to manage through the many challenges brought on by this health and economic crisis. As a company, we are so fortunate to be in a strong financial position at a time when our customers and communities need us to be strong. We’re going to weather this storm together, and come out stronger on the other side."

COVID-19 Response

The COVID-19 pandemic and its economic effects have had a significant impact on customers in each of our markets. State and local government stay-at-home orders have required schools, restaurants, bars, health clubs and other businesses to close or drastically limit their services. While banking operations have not been restricted by such orders, we have adapted to protect our employees and customers by working remotely as much as possible, limiting branch service to drive-through and scheduled appointments, enhancing cleaning procedures and maintaining appropriate social distancing while in the office.

To give immediate financial support to our customers, the Company began providing the following payment relief options in mid-March:

•Deferral of principal and/or interest payments for up to three months;
•Short-term working-capital lines of credit with up to six months of interest only payments; and
•Refunds and waivers of certain fees and late charges.

The Company has also been active in providing SBA PPP loans. Through April 24, 2020, our bankers have funded or are currently in the process of funding approximately 961 loans totaling $151.3 million under the PPP.

First Quarter 2020 Highlights

•Loans grew by $24.8 million, or 6% annualized, on a linked-quarter basis;

•On January 1, 2020, the Company adopted the current expected credit loss ("CECL") framework, which resulted in a $7.0 million, or 39%, increase in the allowance for credit losses at the adoption date;

•Our provision for loan losses totaled $6.3 million, reflecting our assessment of the change in expected losses due primarily to the potential economic impact of the COVID-19 pandemic as well as the significant decline in wholesale market prices for oil and gas;

•The allowance for loan losses totaled $28.5 million, or 1.64% of total loans, at March 31, 2020; the allowance for credit losses, which includes the reserve for unfunded commitments, totaled $31.6 million, or 1.82% of total loans;

•Preliminary Tier 1 leverage capital and total risk-based capital ratios were 10.84% and 15.19% at March 31, 2020, compared to 11.17% and 15.28% at December 31, 2019; and

•Net interest margin increased four basis points to 4.18%, on a linked quarter basis.

Loans

Loans grew by $24.8 million, or 6% annualized, during the first quarter of 2020. The following table summarizes the changes in the Company’s loan portfolio from December 31, 2019 to March 31, 2020.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2020	2019	Amount	Percent
Real estate loans:
One- to four-family first mortgage	$420,206	$430,820	$(10,614)	(2)%
Home equity loans and lines	78,011	79,812	(1,801)	(2)
Commercial real estate	736,694	722,807	13,887	2
Construction and land	205,392	195,748	9,644	5
Multi-family residential	57,333	54,869	2,464	4
Total real estate loans	1,497,636	1,484,056	13,580	1
Other loans:
Commercial and industrial	198,236	184,701	13,535	7
Consumer	43,270	45,604	(2,334)	(5)
Total other loans	241,506	230,305	11,201	5
Total loans	$1,739,142	$1,714,361	$24,781	1%

Commercial real estate ("CRE") loan growth was primarily driven by non-owner-occupied real estate loans in the Acadiana and New Orleans markets. The growth included a $4.7 million increase in loans secured by hotels and short-term rentals. At March 31, 2020, non-owner-occupied CRE loans totaled $337.5 million, or 46% of total CRE loans, compared to $326.6 million, or 45%, at December 31, 2019.

Commercial and industrial ("C&I") loan growth was primarily driven by non-energy-related lines of credit to customers in the industrial services sector in the Acadiana and Baton Rouge markets.

Construction and land ("C&D") loan growth was primarily driven by commercial building construction projects across our Louisiana markets and two multi-family redevelopment projects in New Orleans. The multi-family projects are expected to be used as short-term rentals. At March 31, 2020, hotel and short-term rental construction loans totaled $19.1 million, or 9% of total C&D loans, compared to $14.2 million, or 7% of total C&D loans, at December 31, 2019.

CECL Adoption

As of January 1, 2020, the Company adopted Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced a new framework known as CECL. The adoption of CECL resulted in a $7.0 million, or 39%, increase in the allowance for credit losses ("ACL"), and a corresponding $4.7 million after-tax decrease in retained earnings. At adoption, $1.0 million of the increase in the ACL resulted from the utilization of previously recorded discount on purchased credit impaired loans. At January 1, 2020, the ratio of ACL, which includes the reserve for unfunded commitments, to total loans was 1.45%, up 41 basis points from 1.04% at December 31, 2019. The increase in the ACL upon adoption of CECL primarily reflects a cumulative effect adjustment due to the change in accounting methodology for the credit risk associated with acquired loans (added $4.5 million) and reserves for unfunded lending commitments (added $2.4 million).

The guidance under ASC Topic 326 did not have an impact on the Company's held-to-maturity or available-for-sale debt securities.

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $29.5 million, or 1.31% of total assets, and $28.5 million, or 1.30% of total assets, at March 31, 2020 and December 31, 2019, respectively. The increase in NPAs at March 31, 2020 compared to December 31, 2019 primarily reflects the adoption of CECL as of January 1, 2020. Due to the adoption of CECL, purchased credit deteriorated ("PCD") loans of $2.3 million were included in NPAs at March 31, 2020. Prior to January 1, 2020, these loans were classified as purchase credit impaired ("PCI") and, under prior accounting policies, were not considered NPAs because they continued to earn interest income from the accretable yield at the pool level. With the adoption of CECL, the pools were discontinued and performance is based on contractual terms for individual loans.

The Company recorded net loan charge-offs of $268,000 during the first quarter of 2020, compared to net loan charge-offs of $443,000 for the fourth quarter of 2019.

Beginning in March 2020, in response to the economic challenges brought on by the COVID-19 crisis, we began offering our borrowers payment relief options primarily in the form of deferrals of principal and/or interest payments for 90 days. At March 31, 2020, borrowers with outstanding loan balances totaling $191.6 million, or 11% of total loans, were granted such payment relief. At April 24, 2020, that total has increased to $507.1 million, or 27% of total loans. Management anticipates the level of deferrals will continue to grow the longer stay-at-home orders remain in effect.

In addition to deferrals, the Company began offering short-term working-capital lines of credit with up to six months of interest only payments. Through March 31, 2020, the Company has originated $500,000 in short-term working capital lines of credit related to COVID-19 crisis relief. Through April 24, 2020, that total has increased to $1.1 million. At March 31, 2020 and April, 24 2020 the outstanding balance of these short-term lines totaled $28,000 and $380,000, respectively.

The provision for loan losses for the first quarter of 2020 totaled $6.3 million, up $5.5 million from the fourth quarter of 2019. The first quarter provision for loan losses reflects the change in expected losses due to the potential economic impact of the COVID-19 pandemic and a significant decline in oil prices.

The following table provides a summary of the loan portfolio at March 31, 2020, stratified by certain selected industry segments, and related reserve builds during the first quarter of 2020.

	Recorded Investment in Loans	CECL Adoption Impact	Reserve Build(1) for the Quarter Ended	Total ACL	ACL to Total Loans
	March 31,	January 1,	March 31,	March 31,	March 31,
(dollars in thousands)	2020	2020	2020	2020	2020

Retail CRE	$159,483	$573	$744	$2,728	1.71%
Healthcare	145,795	161	175	1,918	1.32
Hotels and short-term rentals	86,039	39	1,885	2,796	3.25
Restaurants and bars	60,940	85	545	1,219	2.00
Energy	31,186	341	1,204	1,715	5.50
Credit cards	4,151	33	327	415	10.00
Other loans	1,251,548	3,401	1,109	17,699	1.41
Total	$1,739,142	$4,633	$5,989	$28,490	1.64%

Unfunded lending commitments(2)	—	2,365	729	3,094	—
Total	$1,739,142	$6,998	$6,718	$31,584	1.82%

(1)"Reserve build" represents the amount by which the provision for credit losses ($6.3 million) exceeds net loan charge-offs ($268,000) during the quarter ended March 31, 2020.
(2)At March 31, 2020, the allowance of $3.1 million related to unfunded lending commitments of $327.9 million. The ACL on unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition and the related provision is recorded in other noninterest expense on the Consolidated Statements of Income.

Retail CRE
At March 31, 2020, outstanding retail CRE loans amounted to $159.5 million, or 9% of our total loan portfolio, and included retail strip shopping centers of $76.8 million and convenience stores of $23.1 million. The weighted-average loan-to-value ("LTV") of the retail CRE loan portfolio was approximately 48% at March 31, 2020. This loan portfolio is concentrated in the following markets: Acadiana ($63.8 million, or 40%), New Orleans ($44.2 million, or 28%), Northshore ($31.0 million, or 19%) and Baton Rouge ($22.2 million, or 14%). In addition to retail CRE loans, our non-CRE-related retail loans totaled less than $10 million at March 31, 2020.

Healthcare
At March 31, 2020, outstanding loans to borrowers in the healthcare industry amounted to $145.8 million, or 8% of our total loan portfolio. The weighted-average LTV of the healthcare loan portfolio was approximately 53% at March 31, 2020. CRE loans comprised $111.7 million, or 77%, of the healthcare loan portfolio at such date. Loans to the dental industry totaled $33.5 million, or 23% of the healthcare loan portfolio at March 31, 2020.

Hotels and Short-term Rentals
At March 31, 2020, outstanding loans to borrowers in the hotels and short-term rentals industry amounted to $86.0 million or 5% of our total loan portfolio. Approximately 57% of this portfolio consists of short-term rentals. The weighted-average LTV of the hotels and short-term rentals loan portfolio was approximately 57% at March 31, 2020. CRE loans comprised $60.9 million, or 71%, and C&D loans comprised $19.1 million, or 22%, of the hotels and short-term rentals loan portfolio at such date. This loan portfolio is primarily located in the Greater New Orleans ($53.3 million, or 62%) and Acadiana ($26.7 million, or 31%) regions.

Restaurants and Bars
At March 31, 2020, outstanding loans to borrowers in the restaurants and bars industry amounted to $60.9 million, or 4% of our total loan portfolio. The weighted-average LTV of the restaurants and bars loan portfolio was approximately 52% at March 31, 2020. CRE loans comprised $55.0 million, or 90%, of this loan portfolio at such date. Of total restaurants and bars loans, $32.2 million, or 53%, relates to nationally-recognized fast-food franchise restaurants. This loan portfolio is concentrated in the following markets: Acadiana ($28.9 million, or 48%), Baton Rouge ($14.1 million, or 23%) and New Orleans ($14.1 million, or 23%).

Energy
At March 31, 2020, outstanding loans to borrowers in the energy industry amounted to $31.2 million, or 2% of our total loan portfolio. This portfolio predominantly consists of loans to energy service companies. The weighted-average LTV of the energy loan portfolio was approximately 33% at March 31, 2020. At March 31, 2020, CRE loans comprised $19.6 million, or 63%, of total energy-related loans. Of total CRE energy-related loans, 93% are to borrowers in the Acadiana market. At March 31, 2020, energy-related C&I loans of $11.1 million primarily consisted of loans secured by equipment ($7.1 million) and accounts receivable ($2.7 million).

Investment Securities

The following table summarizes the composition of the Company’s investment securities portfolio at March 31, 2020.

(dollars in thousands)	Recorded Investment
Available-for-sale
U.S. agency mortgage-backed	$106,984
Collateralized mortgage obligations	134,736
Municipal bonds	15,234
U.S. government agency	6,639
Corporate bonds	2,053
Total available-for-sale	265,646
Held to Maturity
Municipal Bonds	6,607
Total investment securities	$272,253

Securities available-for-sale ("AFS") made up 98% of total investment securities and net unrealized gains on AFS securities totaled $6.9 million at March 31, 2020.

Deposits

Total deposits increased $36.5 million, or 2.0%, from December 31, 2019 to $1.9 billion at March 31, 2020. The following table summarizes the changes in the Company’s deposits from December 31, 2019 to March 31, 2020.

	March 31,	December 31,	Increase/(Decrease)
(dollars in thousands)	2020	2019	Amount	Percent
Demand deposits	$455,512	$437,828	$17,684	4%
Savings	206,597	201,887	4,710	2
Money market	266,519	273,741	(7,222)	(3)
NOW	536,643	512,054	24,589	5
Certificates of deposit	392,230	395,465	(3,235)	(1)
Total deposits	$1,857,501	$1,820,975	$36,526	2%

At March 31, 2020, certificates of deposit maturing within the next 12 months totaled $295.7 million.

The average rate on interest bearing deposits decreased six basis points to 1.07% for the first quarter of 2020, compared to 1.13% for the fourth quarter of 2019. Management expects the average rate on its deposits to continue to fall through the second quarter of 2020.

Net Interest Income

The net interest margin increased four basis points from the fourth quarter of 2019 to 4.18% in the first quarter of 2020, primarily due to a six basis point decrease in the average rate on total interest-bearing deposits. Loan accretion income totaled $810,000 during the first quarter of 2020, down $172,000 from $982,000 for the fourth quarter of 2019. At March 31, 2020, variable rate loans totaled $460.2 million, or 26% of total loans.

The following table summarizes the Company’s average volume and rate of its interest-earning assets and interest-bearing liabilities for the periods indicated. Taxable equivalent (“TE”) yields on investment securities are calculated using a marginal tax rate of 21%.

	For the Three Months Ended
	March 31, 2020			December 31, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$1,735,224	$23,699	5.43%	$1,712,035	$23,842	5.48%
Investment securities (TE)	263,040	1,412	2.19	259,531	1,341	2.11
Other interest-earning assets	28,002	138	1.99	49,750	261	2.08
Total interest-earning assets	$2,026,266	$25,249	4.96%	$2,021,316	$25,444	4.96%

Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$989,028	$1,822	0.74%	$989,177	$2,042	0.82%
Certificates of deposit	392,670	1,845	1.89	395,073	1,892	1.90
Total interest-bearing deposits	1,381,698	3,667	1.07	1,384,250	3,934	1.13
Other borrowings	5,539	53	3.86	5,539	54	3.80
FHLB advances	45,729	206	1.80	43,570	198	1.82
Total interest-bearing liabilities	$1,432,966	$3,926	1.10%	$1,433,359	$4,186	1.16%

Net interest spread (TE)			3.86%			3.80%
Net interest margin (TE)			4.18%			4.14%

Noninterest Income

Noninterest income for the first quarter of 2020 totaled $3.4 million, down $141,000, or 4%, from the fourth quarter of 2019 due primarily to a decrease in service fees and charges (down $80,000) and the change in accounting for recoveries on acquired loans (down $77,000) due to the adoption of CECL.

Noninterest Expense

Noninterest expense for the first quarter of 2020 totaled $16.1 million, up $394,000, or 3%, from the fourth quarter of 2019. The increase in noninterest expense was primarily due to $729,000 in provision for credit losses on unfunded commitments for the first quarter of 2020, partially offset by decreases in marketing and advertising expense (down $281,000) and foreclosed asset expense (down $211,000) over the comparable periods. The provision for credit losses on unfunded lending commitments is recorded in other noninterest expense on the Consolidated Statements of Income.

Capital and Liquidity

The Company's tangible common equity ratio was 11.32% and 11.79% at March 31, 2020 and December 31, 2019, respectively. At March 31, 2020, the Bank's preliminary Tier 1 leverage capital ratio was 10.84%, down 33 basis points from December 31, 2019, and preliminary total risk-based capital ratio was 15.19%, down nine basis points from December 31, 2019.

The following table summarizes the Company's primary and secondary sources of liquidity.

March 31,
(dollars in thousands)	2020
Cash and cash equivalents	$64,102
Unpledged investment securities, par value	86,839
FHLB advance availability	669,855
Unsecured lines of credit	55,000
Federal Reserve discount window availability	500
Total primary and secondary liquidity	$876,296

Dividend and Share Repurchases

The Company announced that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.22 per share payable on May 22, 2020, to shareholders of record as of May 11, 2020.

The Company repurchased 188,341 shares of its common stock during the first quarter of 2020 at an average price per share of $28.61, or an aggregate of $5.4 million, under the Company's 2019 Repurchase Plan. An additional 198,243 shares remain eligible for purchase under the 2019 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $34.35 and $27.28, respectively, at March 31, 2020.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	For the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	March 31, 2019

Reported net income	$1,905	$6,606	$7,890
Add: Core deposit intangible amortization, net tax	279	302	324
Non-GAAP tangible income	$2,184	$6,908	$8,214

Total Assets	$2,248,601	$2,200,465	$2,202,675
Less: Intangible assets	64,119	64,472	65,645
Non-GAAP tangible assets	$2,184,482	$2,135,993	$2,137,030

Total shareholders’ equity	$311,497	$316,329	$308,935
Less: Intangible assets	64,119	64,472	65,645
Non-GAAP tangible shareholders’ equity	$247,378	$251,857	$243,290

Return on average equity	2.43%	10.45%	8.31%
Add: Average intangible assets	1.07	0.48	5.55
Non-GAAP return on average tangible common equity	3.50%	10.93%	13.86%

Common equity ratio	13.85%	14.38%	14.03%
Less: Intangible assets	2.53	2.59	2.65
Non-GAAP tangible common equity ratio	11.32%	11.79%	11.38%

Book value per share	$34.35	$34.19	$32.62
Less: Intangible assets	7.07	6.97	6.93
Non-GAAP tangible book value per share	$27.28	$27.22	$25.69

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by its Current Report on Form 8-K dated April 28, 2020, describes some of these factors, including risk elements in the loan portfolio, the level of the allowance for credit losses, the impact of the COVID-19 pandemic, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)

(dollars in thousands)	March 31, 2020	December 31, 2019	% Change	March 31, 2019
Assets
Cash and cash equivalents	$64,102	$39,847	61%	$103,786
Interest-bearing deposits in banks	449	449	—	694
Investment securities available for sale, at fair value	265,646	257,321	3	267,310
Investment securities held to maturity	6,607	7,149	(8)	9,110
Mortgage loans held for sale	9,753	6,990	40	1,986
Loans, net of unearned income	1,739,142	1,714,361	1	1,648,968
Allowance for loan losses	(28,490)	(17,868)	59	(16,570)
Total loans, net of allowance for loan losses	1,710,652	1,696,493	1	1,632,398
Office properties and equipment, net	46,541	46,425	—	47,030
Cash surrender value of bank-owned life insurance	39,725	39,466	1	29,725
Goodwill and core deposit intangibles	64,119	64,472	(1)	65,645
Accrued interest receivable and other assets	41,007	41,853	(2)	44,991
Total Assets	$2,248,601	$2,200,465	2	$2,202,675

Liabilities
Deposits	$1,857,501	$1,820,975	2%	$1,817,548
Other Borrowings	5,539	5,539	—	5,539
Federal Home Loan Bank advances	54,319	40,620	34	57,889
Accrued interest payable and other liabilities	19,745	17,002	16	12,764
Total Liabilities	1,937,104	1,884,136	3	1,893,740

Shareholders' Equity
Common stock	91	93	(2)%	95
Additional paid-in capital	167,249	168,545	(1)	169,091
Common stock acquired by benefit plans	(3,063)	(3,159)	3	(3,443)
Retained earnings	141,798	150,158	(6)	143,998
Accumulated other comprehensive income (loss)	5,422	692	684	(806)
Total Shareholders' Equity	311,497	316,329	(2)	308,935
Total Liabilities and Shareholders' Equity	$2,248,601	$2,200,465	2	$2,202,675

HOMEBANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	% Change	March 31, 2019	% Change
Interest Income
Loans, including fees	$23,699	$23,842	(1)%	$23,198	2%
Investment securities	1,412	1,341	5	1,808	(22)
Other investments and deposits	138	261	(47)	363	(62)
Total interest income	25,249	25,444	(1)	25,369	—

Interest Expense
Deposits	3,667	3,934	(7)%	3,331	10%
Other borrowings	53	54	(2)	53	—
Federal Home Loan Bank advances	206	198	4	263	(22)
Total interest expense	3,926	4,186	(6)	3,647	8
Net interest income	21,323	21,258	—	21,722	(2)
Provision for loan losses	6,257	713	778	390	1504
Net interest income after provision for loan losses	15,066	20,545	(27)	21,332	(29)

Noninterest Income
Service fees and charges	1,464	1,544	(5)%	1,467	—%
Bank card fees	1,137	1,102	3	1,061	7
Gain on sale of loans, net	297	316	(6)	155	92
Income from bank-owned life insurance	259	238	9	165	57
Gain on sale of assets, net	2	1	100	(1)	300
Other income	199	298	(33)	318	(37)
Total noninterest income	3,358	3,499	(4)	3,165	6

Noninterest Expense
Compensation and benefits	9,416	9,438	—%	9,098	3%
Occupancy	1,736	1,713	1	1,606	8
Marketing and advertising	298	579	(49)	271	10
Data processing and communication	1,819	1,829	(1)	1,422	28
Professional fees	213	172	24	239	(11)
Forms, printing and supplies	171	169	1	161	6
Franchise and shares tax	389	248	57	399	(3)
Regulatory fees	116	113	3	307	(62)
Foreclosed assets, net	17	228	(93)	241	(93)
Amortization of acquisition intangible	353	382	(8)	410	(14)
Other expenses	1,618	881	84	1,137	42
Total noninterest expense	16,146	15,752	3	15,291	6
Income before income tax expense	2,278	8,292	(73)	9,206	(75)
Income tax expense	373	1,686	(78)	1,316	(72)
Net income	$1,905	$6,606	(71)	$7,890	(76)

Earnings per share - basic	$0.21	$0.74	(72)%	$0.86	(76)%
Earnings per share - diluted	$0.21	$0.73	(71)	$0.85	(75)

Cash dividends declared per common share	$0.22	$0.22	—%	$0.20	10%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	For the Three Months Ended
(dollars in thousands, except per share data)	March 31, 2020	December 31, 2019	% Change	March 31, 2019	% Change

EARNINGS DATA
Total interest income	$25,249	$25,444	(1)%	$25,369	—%
Total interest expense	3,926	4,186	(6)	3,647	8
Net interest income	21,323	21,258	—	21,722	(2)
Provision for loan losses	6,257	713	778	390	1504
Total noninterest income	3,358	3,499	(4)	3,165	6
Total noninterest expense	16,146	15,752	3	15,291	6
Income tax expense	373	1,686	(78)	1,316	(72)
Net income	$1,905	$6,606	(71)	$7,890	(76)

AVERAGE BALANCE SHEET DATA
Total assets	$2,219,114	$2,219,049	—%	$2,166,317	2%
Total interest-earning assets	2,026,266	2,021,316	—	1,977,921	2
Total loans	1,735,224	1,712,035	1	1,649,626	5
Total interest-bearing deposits	1,381,698	1,384,250	—	1,350,798	2
Total interest-bearing liabilities	1,432,966	1,433,359	—	1,414,532	1
Total deposits	1,833,848	1,835,026	—	1,786,181	3
Total shareholders' equity	315,607	315,487	—	306,240	3

SELECTED RATIOS (1)
Return on average assets	0.35%	1.18%	(70)%	1.48%	(76)%
Return on average equity	2.43	8.31	(71)	10.45	(77)
Common equity ratio	13.85	14.38	(4)	14.03	(1)
Efficiency ratio (2)	65.42	63.63	3	61.44	6
Average equity to average assets	14.22	14.22	—	14.14	1
Tier 1 leverage capital ratio (3)	10.84	11.17	(3)	10.93	(1)
Total risk-based capital ratio (3)	15.19	15.28	(1)	15.27	(1)
Net interest margin (4)	4.18	4.14	1	4.41	(5)

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	11.32%	11.79%	(4)%	11.38%	(1)%
Return on average tangible common equity (6)	3.50	10.93	(68)	13.86	(75)

PER SHARE DATA
Earnings per share - basic	$0.21	$0.74	(72)%	$0.86	(76)%
Earnings per share - diluted	0.21	0.73	(71)	0.85	(75)
Book value at period end	34.35	34.19	—	32.62	5
Tangible book value at period end	27.28	27.22	—	25.69	6
Shares outstanding at period end	9,067,920	9,252,418	(2)	9,471,857	(4)
Weighted average shares outstanding
Basic	8,883,261	8,953,203	(1)%	9,123,786	(3)%
Diluted	8,927,448	9,018,142	(1)	9,247,851	(3)

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Estimated capital ratios are end of period ratios for the Bank only.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	March 31, 2020			December 31, 2019			March 31, 2019
(dollars in thousands)	Originated	Acquired	Total	Originated	Acquired	Total	Originated	Acquired	Total
CREDIT QUALITY (1) (2)
Nonaccrual loans(3)	$15,235	$11,686	$26,921	$14,628	$9,758	$24,386	$14,838	$11,733	$26,571
Accruing loans past due 90 days and over	—	—	—	—	—	—	—	—	—
Total nonperforming loans	15,235	11,686	26,921	14,628	9,758	24,386	14,838	11,733	26,571
Foreclosed assets and ORE	978	1,628	2,606	1,793	2,363	4,156	145	2,336	2,481
Total nonperforming assets	16,213	13,314	29,527	16,421	12,121	28,542	14,983	14,069	29,052
Performing troubled debt restructurings	989	695	1,684	1,903	475	2,378	1,131	219	1,350
Total nonperforming assets and troubled debt restructurings	$17,202	$14,009	$31,211	$18,324	$12,596	$30,920	$16,114	$14,288	$30,402

Nonperforming assets to total assets			1.31%			1.30%			1.32%
Nonperforming loans to total assets			1.20			1.11			1.21
Nonperforming loans to total loans			1.55			1.42			1.61
Allowance for loan losses to nonperforming assets			96.49			62.60			57.04
Allowance for loan losses to nonperforming loans			105.83			73.27			62.36
Allowance for loan losses to total loans			1.64			1.04			1.00
Allowance for credit losses to total loans(4)			1.82			1.04			1.00

Year-to-date loan charge-offs			$387			$1,577			$180
Year-to-date loan recoveries			119			83			12
Year-to-date net loan charge-offs			$268			$1,494			$168
Annualized YTD net loan charge-offs to average loans			0.02%			0.09%			0.04%
(1)Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due. Due to the adoption of CECL, PCD loans of $2.3 million are included in nonperforming loans at March 31, 2020. Prior to January 1, 2020, these loans were classified as PCI and excluded from nonperforming loans because they continued to earn interest income from the accretable yield at the pool level. With the adoption of CECL, the pools were discontinued and performance is based on contractual terms for individual loans.

(2)It is our policy to cease accruing interest on loans 90 days or more past due. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.

(3)Nonaccrual loans include originated restructured loans placed on nonaccrual totaling $8.7 million, $7.6 million and $9.9 million at March 31, 2020, December 31, 2019 and March 31, 2019, respectively. Acquired restructured loans placed on nonaccrual totaled $2.8 million, $2.2 million and $1.2 million at March 31, 2020, December 31, 2019 and March 31, 2019, respectively.

(4)The allowance for credit losses includes $3.1 million for unfunded lending commitments at March 31, 2020. The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.